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EXHIBIT 10.12
                              PROJECT FEE AGREEMENT
                                       FOR
                                GlobaleTutor.com

This Agreement is between GlobaleTutor.com (Client) and 360 thinc ltd., (Agency).

Your signature on this agreement will confirm your acceptance of the following terms of service and your appointment of Agency to perform certain and specific marketing related services.

Agency shall develop a blueprint for your marketing & communications program. Upon approval of this project fee agreement, Client will pay Agency a fee of $95,000. This fee will be paid in cash (two installments, with the first half due with approval of this project fee agreement, and final payment due 60 days from the signed agreement). 360's Project Development's process includes the following:

The fee will cover:
1.       Management time for the following 360 team members:

         - Agency Principals
         - Creative Director
         - Director of Consumer Strategy
         - Promotions Director
         - Client Manager
         - Project Coordinator
         - Creative Concepting Teams
         - Traffic Manager
         - Support Staff

2. Project development:

         - Conduct secondary usage and attitude research as required, but subject to expense approval
         - Develop overall strategic direction
         - Formulate positioning platform
         - Define target segments
         - Formulate opportunities to bundle consumer benefits
         - Develop creative platform
         - Develop media approach
         - Develop promotional platform
         - Construct budget allocation analysis

3.       Marketing Blueprint:

         - Discovery Overview
         - Development Overview
         - Opportunities Review
         - Strategic Conclusions
         - Positioning Summary
         - Targeting Rationale
         - Program and Creative Concepts
         - Tactical Approach
         - Promotional Approach



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         - Media Plan Recommendations
         - Budget Allocations
         - Implementation Timetable
         - Pro Forma Business Rationale

The Blueprint will focus on developing a corporate partnership program; a well-defined plan to establish, grow and promote relationships with key targets.

This does not include time for our Research and Discovery Phase. Client will provide to Agency all previous research prepared by Cohn & Wolfe.

This project fee does not include fee to implement program, promotion execution, production supervision, production preparation (final layouts and mechanical), production estimating, copywriting or any production work. It also does not include media placement. Once client has approved a concept for production, Agency will present a project fee to manage the process.

Client agrees to pay Agency for all reasonable and out-of-pocket costs such as research (if approved), overnight delivery or courier services, long distance phone, long distance FAX, four color output, color copies, local mileage and travel costs. Agency will bill these expenses at net cost. These invoices are due within 30 days of receipt.

The ideas and/or concepts prepared by Agency for Client as well as any production of materials pertaining thereto, which are presented to Client, shall constitute the Agency's property until fee and all miscellaneous expenses are paid in full.

For any breach of this Agreement by Client, Client agrees to pay Agency's reasonable fee for any further use of the ideas and/or concepts prepared by Agency for Client. Furthermore, once Client has breached this Agreement, Client promises not to utilize any ideas, concepts or materials presented by Agency without Agency's prior express permission, unless previously paid for by Client.

In the event that a legal action or proceeding is initiated by either party to enforce this contract, the prevailing party shall be entitled to receive the reasonable attorney's fees, costs, AND expenses incurred in connection with the action or proceeding to enforce this contract.

Agency agrees to exercise our best judgment in the preparation of all advertising, publicity and marketing materials for Client, with a non-lawyer's view to avoiding claims, proceedings, or suits being made or instituted against Agency or Client. It is mutually agreed, however, that except for negligence of Agency, Client will indemnify Agency against any loss Agency may incur as the result of any claim, suit, or proceeding made or brought against Agency based upon any advertising or publicity that Agency prepared for Client and that Client approved before its publication or broadcast. Agency agrees to give Client prompt notice and sole control of the defense of any such claim, suit or proceeding. With regard to any such claim, suit or proceeding made or brought against Client attributable to the negligence or any improper actions of Agency which subjects Client to any liability (regardless of whether Client has approved any advertising or publicity that Agency has prepared before the publication or broadcast of such advertising or publicity), Agent will indemnify Client against any loss Client may incur as the result of any claim, suit or proceeding made or brought against Client based upon any such advertising or publicity Client shall give Agency prompt notice and sole control of the defense of any such claim, suit or proceeding. The provisions of this paragraph shall survive any termination of this Agreement.


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Client may, in connection with this Agreement, disclose or make available for inspection and use by Agency certain information relating directly or indirectly to Client's business, including but not limited to sales data, marketing programs and concepts, and internal procedures (collectively, the "Confidential Information"). Agency agrees that during the term of this Agreement, and a period not to exceed one year beyond this agreement, it shall keep all Confidential Information in strict confidence, that it shall use the Confidential Information only for purposes of performing its obligations hereunder and that it shall only disclose the Confidential Information to those of its employees with a need to know and who have agreed to keep the Confidential Information confidential. Agency agrees that Client retains all right, title and interest in and to the Confidential Information.

Client acknowledges that, in the course of its engagement with Agency, it will learn about the Agency's business and its employees and will develop working relationships with such employees. Client acknowledges the time and effort Agency has spent to train and develop its employees. Therefore, during the term of Client's engagement with Agency, and for a period of eighteen (18) months following termination of such engagement for any reason, Client agrees not to hire any employee of Agency or to solicit or in any manner encourage any such employee to leave his or her employment with Agency. This restriction is limited to employees of Agency with which Client had contact during the one-year period immediately preceding the termination of Client's engagement with Agency.

This agreement will be governed by Georgia law, and will not be construed as establishing a joint venture. Waiver of any breach will not be construed as a waiver of any subsequent breach. If any paragraph is held unenforceable the remainder of the agreement is enforceable.

AGREED TO AND ACCEPTED BY:

GlobaleTutor.com                                     360, INC.
Tom McMurrian

By: /s/ Tom McMurrian                                By: /s/ Mark Goldman
Title: President                                     Title: President
Date: 1-10-00                                        Date: 1-7-00